Exhibit 10.3

PURCHASE AGREEMENT
BY AND AMONG
AVALO THERAPEUTICS, INC.,
AND
ES THERAPEUTICS, LLC
DATED AS OF NOVEMBER 4, 2022

Section 8.13 Specific Performance	19
Section 8.14 Counterparts	20

Index of Exhibits

Exhibit A:    Form of Conveyance Agreement

PURCHASE AGREEMENT
This PURCHASE AGREEMENT, dated as of November 4, 2022 (this “Agreement”), is made and entered into by and among Avalo Therapeutics, Inc., a Delaware corporation (“Seller”), and ES Therapeutics, LLC, a Delaware limited liability company (the “Buyer”). Terms with initial capitalized letters not otherwise defined in this Agreement have the meaning ascribed to them in Section 8.1.
RECITALS:
1.    Pursuant to the Asset Purchase Agreement, dated August 14, 2017, by and between Janssen Pharmaceuticals, Inc. (“Janssen”) and the Seller, formerly known as Cerecor Inc. (the “Janssen Agreement”), the Seller is entitled to receive a Milestone Payment (as defined in the Janssen Agreement) (the “Janssen Milestone Payment”) upon the filing and acceptance of an new drug application for, or other equivalent application to sell, a pharmaceutical product containing the Compound (as defined in the Janssen Agreement) in the United States by Janssen.

2.    Pursuant to the License Agreement, dated July 29, 2022, by and between Apollo AP43 Limited (“Apollo”) and the Seller (the “Apollo Agreement”), the Seller is entitled to receive a Milestone Payment (as defined in the Apollo Agreement) (the “Apollo Milestone Payment”) upon the achievement of any Milestone Event (as defined in the Apollo Agreement), and a royalty payment equal to the applicable percentage of Annual Net Sales (as defined and as set forth in the Apollo Agreement) (the “Apollo Royalty Payment”) of a product containing the Molecule (as defined in the Apollo Agreement), alone or in combination with one or more other active pharmaceutical ingredients.
3.    Pursuant to the Assignment of License Agreement, dated August 8, 2019, by and between the Seller, Buyer and Armistice Capital Master Fund Ltd. (the “ES License Agreement”), the Seller transferred to the Buyer all of the Seller’s rights and interests in a License Agreement, dated February 18, 2015, by and between Seller, formerly known as Cerecor Inc., and Eli Lilly and Company, for and in consideration of a series of payments owed by Buyer to Seller (the “ES License Payments”), of which such payments have not been paid in full by Buyer as of the date hereof.
4.    The Seller desires to sell, assign, transfer, and convey the Payment Rights described below, and the Buyer desires to purchase, acquire, accept and assume from the Seller, the Payment Rights described below, upon and subject to the terms and conditions set forth in this Agreement.
5.    In addition to the sale, assignment, transfer, and conveyance of the Payment Rights, Seller desires to waive any further obligations for future payments owed by Buyer to Seller under the ES License Agreement.
THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1
PURCHASE, SALE AND ASSIGNMENT OF THE AGREEMENTS

Section 1.1    Purchase, Sale and Assignment; Waiver of Payment Rights.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Seller’s right to receive the Janssen Milestone Payment, as defined and set forth in the Janssen Agreement, arising on or after a Milestone Event (as defined in the Janssen Agreement) (collectively, the “Janssen Payment Rights”).

(b)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Seller’s right to receive the Milestone Payment and all royalty payments, as defined and set forth in the Apollo Agreement, arising on and after a Milestone Event and during the Royalty Term (both as defined by the Apollo Agreement (collectively, the “Apollo Payment Rights,” and together with the Janssen Payment Rights, the “Payment Rights”).
(c)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall waive any and all right, title and interest in and to the ES License Payments, and Buyer shall have no further obligation to make the ES License Payments that are currently outstanding and owed to Seller in accordance with the ES License Agreement as of Closing.
Section 1.2    Purchase Price. The purchase price to be paid to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to the Payment Rights to the Buyer is collectively Five Million Dollars ($5,000,000.00) (the “Purchase Price”).
Section 1.3    Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Payment Rights from the Seller to Buyer and not a financing transaction, borrowing or loan; and accordingly, the Seller and the Buyer will treat the sale, transfer, assignment and conveyance of the Payment Rights as sales of “accounts” in accordance with the UCC for accounting purposes.

ARTICLE 2

CLOSING

Section 2.1    Closing. The Closing shall take place remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Agreement on the first Business Day following satisfaction of all Closing conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in this Article 2.
Section 2.2    Payment of Purchase Price . At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to Seller, by wire transfer of immediately available funds to an account specified by the Seller in writing at least two Business Days prior to the Closing Date.
Section 2.3    Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)    The representations and warranties of Seller contained in Section 3.1 must be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), and the Buyer must have received a certificate executed by an authorized person of Seller on the Closing Date certifying on behalf of such Seller to the effect of the foregoing.
(b)    There must not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.
(c)    There must not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the transactions contemplated hereby.
(d)    At the Closing the Seller must have delivered to the Buyer a duly executed bill of sale, assignment, and assumption agreement evidencing the sale, transfer, assignment and conveyance of the Payment Rights, in substantially the form attached hereto as Exhibit A (the “Conveyance Agreement”).
(e)    At the Closing, the Seller must have delivered to the Buyer a duly executed consent from Janssen (or its Affiliate with rights to consent on its behalf) consenting to the sale of the Janssen Payment Rights pursuant to this Agreement (the “Janssen Consent”).
(f)    At the Closing the Seller must have received a fairness opinion from a financial advisor chosen at Seller’s sole discretion and in form and substance satisfactory to Seller in connection with this Agreement and the transactions contemplated hereby, stating, among other things, that the Purchase Price to be paid hereunder is fair, from a financial perspective, to the stockholders of the Seller.
(g)    At the Closing, the Seller shall have delivered to the Buyer a certificate of an authorized person of such Seller, dated as of the Closing Date, (i) certifying as to the incumbency of the authorized person of such Seller executing this Agreement, (ii) containing copies of the resolutions or written consents of such Seller authorizing the execution, delivery, and performance of this Agreement and certifying that such resolutions are in full force and effect.
(h)    At the Closing, all Liens of Seller’s lenders relating to the Payment Rights, including the Venture Loan and Security Agreement, dated June 4, 2021, by and between Horizon Technology Finance Corporation, Powerscourt Investments XXV, LP, Seller (formerly known as Cerecor Inc.), and each subsidiary listed on Schedule 1 attached thereto, shall be released and there shall be no Lien with respect to the Payment Rights except those, if any, which will arise as a result of Buyer’s actions in the consummation of the Closing and those in favor of Buyer.

Section 2.4    Conditions to Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)    The representations and warranties of the Buyer contained in Section 3.2 must be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), and the Seller must have received a certificate executed by a duly authorized officer of the Buyer on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.
(b)    There must not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.
(c)    There must not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the transactions contemplated hereby.
(d)    At the Closing, the Buyer must have delivered to the Seller a counterpart signature page to the Conveyance Agreement, duly executed by Buyer.
(e)    At the Closing the Seller must have received a fairness opinion from a financial advisor chosen at Seller’s sole discretion and in form and substance satisfactory to Seller in connection with this Agreement and the transactions contemplated hereby, stating, among other things, that the Purchase Price to be paid hereunder is fair, from a financial perspective, to the stockholders of the Seller.
(f)    At the Closing, the Buyer must have delivered to the Seller a certificate of an authorized person of Buyer, dated as of the Closing Date, certifying as to (i) the incumbency of the officers executing this Agreement on behalf of the Buyer (ii) containing copies of the resolutions or written consents of the Buyer authorizing the execution, delivery, and performance of this Agreement and certifying that such resolutions are in full force and effect.
(g)    At the Closing, all Liens of Seller’s lenders relating to the Payment Rights, including the Venture Loan and Security Agreement, dated June 4, 2021, by and between Horizon Technology Finance Corporation, Powerscourt Investments XXV, LP, Seller (formerly known as Cerecor Inc.), and each subsidiary listed on Schedule 1 attached thereto, shall be released and there shall be no Lien with respect to the Payment Rights except those, if any, which will arise as a result of Buyer’s actions in the consummation of the Closing and those in favor of Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1    Seller’s Representations and Warranties. Seller represents and warrants to the Buyer as of the date hereof as follows:
(a)    Existence; Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Payment Rights, or Seller’s ability to enter into and to perform its obligations under this Agreement.
(b)    Authorization. Seller has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary entity action on the part of Seller.
(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized person of Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)    No Conflicts. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation of Seller, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to Seller, (iii) contravene or conflict with or constitute a default under the Janssen Agreement or Apollo Agreement, as applicable, or (iv) except as would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations under this Agreement, contravene or conflict with or constitute a material default under any other material contract binding upon Seller.
(e)    Consents. Except for the consents that have been obtained and the notices delivered on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by Seller in connection with (i) the execution and delivery by Seller of this Agreement, (ii) the performance by Seller of its obligations under this Agreement or (iii) the consummation by Seller of any of the transactions contemplated by this Agreement.
(f)    No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which Seller is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to prevent or adversely affect (i) the ability of Seller to enter into and to perform its obligations under this Agreement, or (ii) Seller’s rights under the Apollo Agreement or Janssen Agreement, as applicable. To the Knowledge of the Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, investigation or proceeding.
(g)    Compliance with Laws. Seller is not in violation of, and to the Knowledge of the Seller, Seller is not under investigation with respect to, nor has Seller been threatened in writing to be charged with or given written notice of any violation of, any law or Judgment applicable to the Seller, which violation would reasonably be expected to adversely affect Seller’s rights in respect of the Payment Rights.
(h)    Delivery of Apollo Agreement and Janssen Agreement. Seller has delivered a true, correct, and complete copy of the Apollo Agreement and the Janssen Agreement to Buyer, together with all exhibits, schedules and other attachments thereto and all amendments and modifications thereto as of the Closing Date.
(i)    Validity and Enforceability of Agreements; Waiver. The Apollo Agreement and Janssen Agreement are valid and binding obligations of Seller. The Apollo

Agreement and Janssen Agreement are enforceable against Seller and, to the Knowledge of the Seller, Apollo and Janssen, respectively, in each case in accordance with the Apollo Agreement and Janssen Agreement terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Seller has not received any written notice in connection with the Apollo Agreement or the Janssen Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Apollo Milestone Payment, Apollo Royalty Payment, or Janssen Milestone Payment.
(j)    Notices. Seller has made available to the Buyer (i) all material written notices since July 29, 2022, from Apollo or any of its Affiliates to Seller (or any of its Affiliates) pursuant to or relating to the Apollo Agreement, and (ii) all material written notices since July 29, 2022, from Seller or any of its Affiliates to Apollo or any of its Affiliates pursuant to or relating to the Apollo Agreement. Seller has made available to the Buyer (i) all material written notices since August 14, 2017, from Janssen or any of its Affiliates to Seller (or any of its Affiliates) pursuant to or relating to the Janssen Agreement, and (ii) all material written notices since August 14, 2017, from Seller or any of its Affiliates to Janssen or any of its Affiliates pursuant to or relating to the Janssen Agreement.
(k)    No Liens or Assignments by Seller; Title. Except as contemplated by this Agreement, Seller has not conveyed, assigned or otherwise transferred or granted any Liens (other than Permitted Liens) upon all or any portion of its right, title and interest in and to the Apollo Milestone Payment, Apollo Royalty Payment, or Janssen Milestone Payment.
(l)    No Termination. Seller has not (i) given Apollo or Janssen any written notice of termination of the Apollo Agreement or the Janssen Agreement (whether in whole or in part), respectively, or any written notice expressing any intention or desire to terminate the Apollo Agreement or the Janssen Agreement, or (ii) received any written notice of termination of the Apollo Agreement or Janssen Agreement (whether in whole or in part) or any written notice expressing any intention or desire to terminate the Apollo Agreement or the Janssen Agreement. To the Knowledge of the Seller, no event has occurred and is continuing that would give any party to the Apollo Agreement or the Janssen Agreement a right to terminate the Apollo Agreement or the Janssen Agreement, respectively.
(m)    No Breaches or Defaults. There is and has been no material breach or default under the Apollo Agreement or Janssen Agreement either by Seller (or any predecessor thereof) or, to the Knowledge of the Seller, by Apollo or Janssen (or any predecessor thereof).
(n)    Intellectual Property Challenges. Seller has not received any written notice from Apollo or Janssen of any claim by any Person regarding a challenge of inventorship or ownership of, the rights of Apollo or Janssen in and to, or the patentability, validity or enforceability of, any material patent related to the Molecule (as defined in the Apollo Agreement) or the Compound (as defined in the Janssen Agreement) (collectively, the “Products”), or asserting that the development, manufacture, importation, sale, offer for sale or use of the Products infringe any patent.
(o)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.2    Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that as of the date hereof:

(a)    Existence; Good Standing. The Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    Authorization. The Buyer has the requisite limited liability company right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)    No Conflicts. The execution, delivery and performance by the Buyer of this Agreement does not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.
(e)    Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
(f)    No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
(g)    Financing. The Buyer has sufficient cash on hand to pay the entire Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
(h)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(i)    Investigation by the Buyer. The Buyer has conducted its own independent investigation, verification, review, and analysis of the Payment Rights and prospects for the Apollo Milestone Payment, Apollo Royalty Payment, or Janssen Milestone Payment. In entering into this Agreement, the Buyer acknowledges that it has relied solely on the aforementioned investigation, verification, review, and analysis and not on any factual representation, warranty, inducement, promise, understanding, omission, condition or opinion of the Seller or any of its Affiliates or respective Representatives.
Section 3.3    No Implied Representations and Warranties.

(a)    Except as expressly set forth in Section 3.1, Seller makes (and the Buyer acknowledges that Seller makes) no representation or warranty, expressed or implied, at law or in equity, in respect of the Apollo Agreement and the Janssen Agreement, any payments owed or owing, or that might become due, under the Apollo Agreement and the Janssen Agreement, any projections for receiving the Apollo Milestone Payment, Apollo Royalty Payment, or Janssen Milestone Payment owed or owing, or that might become due, thereunder, or the transactions contemplated hereby, including with respect to merchantability or fitness for any particular purpose or any other representation or warranties, and any such other representations or warranties are hereby expressly disclaimed.
(b)    Except as expressly set forth in Section 3.2, the Buyer makes (and the Seller acknowledges that the Buyer makes) no representation or warranty, expressed or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4
COVENANTS

Section 4.1    Disclosures. Neither the Buyer nor the Seller may issue a press release or other public announcement, or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof, without the prior written consent of the other party hereto (which consent may not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other parties hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance, to the extent practicable); except that no review or consent is required in respect of disclosures by any party of the Agreement and the transaction in such party’s periodic reports filed with the U.S. Securities and Exchange Commission or if the disclosures were previously approved pursuant to this Section 4.1; it being understood that Seller is a public company and this Agreement may be filed as an exhibit to a Form 8-K or other filing by Seller. Either party may disclose the terms of this Agreement to its current and potential shareholders, members, and their Affiliates and Representatives in accordance with Article 5 below. Buyer acknowledges that Seller’s securities are registered with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and that such securities are publicly traded. Buyer agrees that so long as it possesses any Confidential Information (as defined below) about Seller that may be considered “material non-public information” for purposes of the U.S. federal securities laws, Buyer and its Representatives and Affiliates, shall not purchase, sell or otherwise trade in, directly or indirectly, publicly or privately, Seller’s securities.
Section 4.2    Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, Seller and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement.
Section 4.3    Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

ARTICLE 5
CONFIDENTIALITY

Section 5.1    Confidentiality.
(a)    Except as specifically provided herein or as necessary for the proper exercise of its rights and obligations under this Agreement, the Janssen Agreement, the Apollo Agreement, or as required under any applicable law or as reasonably necessary (as determined by the Person required to defend the claim) for the Buyer or Seller to defend any claim with any Governmental Entity, each party shall keep confidential, use at least the same standard of care as it uses to protect its own proprietary or confidential information (but in no event less than reasonable care), and not disclose to any Person (other than its Affiliates and its Affiliates’ Representatives), and shall cause its Affiliates and its Affiliates’ Representatives to keep confidential and not disclose to any Person, all Confidential Information.
(b)    “Confidential Information” means all information of either Buyer or Seller concerning, or relating to, this Agreement, the Janssen Agreement, or the Apollo Agreement, including (i) any license, sublicense or other agreements involving or relating to the, Apollo Milestone Payment, Apollo Royalty Payment, Janssen Milestone Payment, or the intellectual property, compounds or products giving rise to the Apollo Milestone Payment, Apollo Royalty Payment, or Janssen Milestone Payment, including the Products, (ii) any reports, assignments, sublicense agreements, notices, correspondence or other information furnished pursuant to or in contemplation of this Agreement and any other reports, notices, correspondence or documents relating to this Agreement, the Janssen Agreement, the Apollo Agreement, or the intellectual property, compounds or products giving rise to the Apollo Milestone Payment, Apollo Royalty Payment, or Janssen Milestone Payment, including the Products, (iii) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating to the Apollo Milestone Payment, Apollo Royalty Payment, Janssen Milestone Payment, or the intellectual property, compounds or products giving rise to the Apollo Milestone Payment, Apollo Royalty Payment, or Janssen Milestone Payment, including the Products; (iv) creative properties, technology, intellectual property assets, financial or business plans and affairs, financial statements, internal management tools and systems, products and product development plans, marketing plans, customers, clients and contracts; (v) information and materials designated by either Party as confidential either orally or by means of appropriate markings; or (vi) information and materials that a reasonable Person would understand to be confidential or proprietary under the circumstances of disclosure.
(c)    Notwithstanding the foregoing, “Confidential Information” does not include any information that the party receiving such information can demonstrate by competent written evidence (i) was at the time of disclosure to it (or thereafter becomes, without breach of this Agreement by such party or its Affiliates) a part of the public domain by publication or otherwise; (ii) was already properly and lawfully in its possession at the time it was received from the other party; (iii) was lawfully received from a third party who, to the knowledge of such party, was under no legal, contractual, or fiduciary obligation of confidentiality to the disclosing party with respect thereto; (iv) is independently invented, discovered or developed by the receiving party without use or reference to such information, or (v) is published in the public domain with the mutual agreement of the parties.
(d)    Notwithstanding anything herein to the contrary, nothing in this Section 5.1 restricts the Buyer or Seller from disclosing the existence of this Agreement, the Purchase Price, or other material information about this Agreement and the nature thereof to any of Buyer’s or such Seller’s respective Representative, equityholders, investors, bondholders, and prospective equityholders and investors in connection with the transactions contemplated hereby and any ordinary-course fundraising, reporting, and other activities so long as such Persons are informed of the confidential nature of such Confidential Information and are directed to comply with the confidentiality obligations hereunder.
Section 5.2    Authorized Disclosure. Any party or its Affiliates may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:
(a)    prosecuting or defending litigation;
(b)    complying with applicable laws and regulations, including regulations promulgated by a stock market or securities exchanges;
(c)    complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(d)    for regulatory, tax or customs purposes;
(e)    in connection with a routine examination by a regulatory authority having or asserting jurisdiction over it; and
(f)    for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure.
Section 5.3    Janssen Agreement Confidentiality. Anything in this Agreement to the contrary notwithstanding, as a condition to inducing Janssen to provide the Janssen Consent, Buyer agrees to comply with the provisions of Section 5.1(a) of the Janssen Agreement as though Buyer were “Seller” as used in Section 5.1(a) of the Janssen Agreement.

ARTICLE 6
INDEMNIFICATION

Section 6.1    Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained herein shall survive for twelve (12) months after the Closing Date. All covenants and agreements which by their terms survive, or otherwise contemplate performance after, the Closing Date shall survive for the period in which they are required to be performed.
Section 6.2    Obligation of Seller to Indemnify – Third Party Claims. From and after the Closing, and subject to the limitations set forth in this Article 6, the Seller shall indemnify, defend and hold harmless the Buyer, its Affiliates and their respective employees, officers, directors, managers, members, shareholders, Representatives, agents and successors and assigns (each, a “Buyer Indemnified Party”) from and against any and all Losses incurred by any of them, to the extent arising or resulting from any action, suit, investigation or proceeding threatened or asserted by a Person or any Governmental Entity related in any way to the transactions contemplated hereunder.

Section 6.3    Obligation of Seller to Indemnify – Other Claims. From and after the Closing, and subject to the limitations set forth in this Article 6, the Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred by any of them, to the extent arising or resulting from any of the following:
(a)    any misrepresentation, breach of or inaccuracy in any representation or warranty made by Seller in this Agreement;
(b)    any breach or failure by Seller to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by it under this Agreement; and
(c)    Fraud of Seller in connection with this Agreement.
Section 6.4    Limitations.
(a)    A Buyer Indemnified Party will not be entitled to any indemnification by the Seller under this Article 6 (including Section 6.2) to the extent it is determined by a court of competent jurisdiction that the Losses arose out of the Buyer Indemnified Party’s gross negligence or fraud committed in connection with the parties’ entry into this Agreement and the transactions contemplated hereunder; provided, however, this Section 6.4(a) shall only apply to the extent the conduct constituting gross negligence or fraud by the Buyer Indemnified Party occurred solely on or after September 21, 2022.
(b)    Notwithstanding anything to the contrary herein, in no event shall the maximum aggregate liability of such Seller under this Agreement for any Losses arising under or pursuant to this Article 6, or for any claims made by Buyer pursuant to this Article 6 (including, without limitation, with respect to breaches of the Seller Fundamental Representations or any action, suit, investigation or proceeding threatened or asserted by a Person or any Governmental Entity related in any way to the transactions contemplated hereunder) exceed the Purchase Price, and the Seller will have no liability for such Losses in excess of the Purchase Price actually received by Seller.
Section 6.5    Procedures Relating to Indemnification for Third Party Claims.
(a)    Notice of Third Party Claim. In order for a Buyer Indemnified Party to be entitled to any indemnification under this Article 6 in respect of Losses arising out of or involving a claim or demand made by any Person other than Buyer against a Buyer Indemnified Party (a “Third Party Claim”), the Buyer Indemnified Party must notify the Seller (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Buyer Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article 6 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Buyer Indemnified Party shall deliver to the Indemnifying Party, promptly after the Buyer Indemnified Party’s receipt thereof, copies of all material documents (including court papers) received by the Buyer Indemnified Party relating to the Third Party Claim.
(b)    Defense of Third Party Claims.
(i)    The Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party (so long as the Buyer

Indemnified Party does not reasonably object to such counsel) if: (A) such Third Party Claim does not relate to or arise in connection with any criminal action; (B) the Indemnifying Party makes reasonably adequate provision to satisfy the Buyer Indemnified Party of the Indemnifying Party’s ability to defend, satisfy and discharge such Third Party Claim; (C) no defense exists for the Buyer Indemnified Party that is not available to the Indemnifying Party; and (D) if the named parties to such Third Party Claim (including impleaded parties) include both the Indemnifying Party and the Buyer Indemnified Party, representation of both parties by the same counsel would not be inappropriate due to actual or potential differing interests between them (as determined by the Buyer Indemnified Party in its reasonable discretion) (collectively, the “Defense Conditions”).
(ii)    If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Buyer Indemnified Party for legal expenses subsequently incurred by the Buyer Indemnified Party in connection with the defense thereof; except that if (A) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) Business Days after receiving written notice from the Buyer Indemnified Party that the Buyer Indemnified Party believes the Indemnifying Party has failed to take such steps, or (B) if any of the Defense Conditions cease to be satisfied for any reason, the Buyer Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith to the extent the cost or expense is a result of or arises from a matter to which the Buyer Indemnified Party is entitled to indemnification under Article 6, and the Buyer Indemnified Party will have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed). If settled with such consent, or if there is a final judgment against the Buyer Indemnified Party, the Indemnifying Party agrees to indemnify the Buyer Indemnified Party from and against any Loss by reason of such settlement or judgment to the extent the judgment or settlement is a result of, or arises from, a matter to which the Buyer Indemnified Party is entitled to indemnification under Article 6, subject in all respects to the limitations set forth in Section 6.3.
(iii)    In the event the Indemnifying Party has assumed control of the defense of the Third Party Claim, the Indemnifying Party shall permit the Buyer Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Buyer Indemnified Party; unless the Indemnifying Party does not reasonably object to such counsel, and the Buyer Indemnified Party must bear responsibility for the fees and expenses of such counsel. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Buyer Indemnified Party in the defense of a Third Party Claim that results in an indemnification obligation under Article 6 for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Buyer Indemnified Party notifies the Indemnifying Party of such Third Party Claim).
(c)    Cooperation. The parties hereto shall reasonably cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Buyer Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the Liability (if any) in connection with such Third

Party Claim and which (i) does not include a statement as, to or admission of, fault, culpability or a failure to act by or on behalf of any such Buyer Indemnified Party, (ii) includes an unconditional release of such Buyer Indemnified Party from all Liability on claims that are the subject matter of such Third Party Claim and (iii) does not provide for injunctive relief or other relief relating to such Buyer Indemnified Party other than monetary damages. The foregoing obligations to cooperate is limited to the extent to which such cooperation does not jeopardize, undermine, or otherwise waive any rights, defenses, or privileges in respect of claims or disputes between the Buyer and Seller.
Section 6.6    Procedures Relating to Indemnification for Other Claims. In order for a Buyer Indemnified Party to be entitled to any indemnification under this Article 6 in respect of Losses that do not arise out of or involve a Third Party Claim, the Buyer Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Buyer Indemnified Party), but the failure to promptly provide such notice will not affect the indemnification provided under this Article 6 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.
Section 6.7    Buyer Tax Indemnity. In connection with the Closing and from time to time thereafter upon reasonable request by Janssen, Buyer shall provide Janssen an Internal Revenue Service Form W-9 certifying under penalties of perjury that Buyer is neither subject to backup withholding nor subject to U.S. nonresident withholding tax. From and after the Closing, if any withholding Tax is found to be due in respect of the Janssen Milestone Payment and Janssen has not withheld such amount in accordance with applicable law, (a) Buyer shall be responsible to pay such tax to the appropriate taxing authority, and (b) Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates (other than Buyer and its Affiliates) and their respective employees, officers, directors, managers, members, shareholders, Representatives, agents, and successors and assigns from and against any Losses arising out of, resulting from, or in connection with Seller’s obligations to indemnify and hold harmless Janssen from and against any Losses arising from Janssen’s not making such required withholding of taxes in respect of the Janssen Milestone Payment.

Section 6.8    Exclusive Remedy. Other than for claims for equitable relief, including the seeking of specific performance in accordance with Section 8.13, the parties hereto acknowledge and agree that, from and after the Closing Date, this Article 6 will provide such parties’ sole and exclusive remedy with respect to any matter or claim arising out of, relating to, or in connection with, this Agreement and the transactions contemplated hereby.

ARTICLE 7
TERMINATION

Section 7.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Buyer or Seller by written notice to the other party if the notifying party is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the other party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.3 or Section 2.4 and such breach, inaccuracy or failure is not cured or waived within sixty days after written notice thereof from the non-breaching party;
(c)    by Buyer or Seller if the Closing has not occurred on or before 60 days following the date of this Agreement, unless extended by mutual written agreement of the parties; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or
(d)    by Buyer or Seller in the event that:
(i)    there is any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Entity issues a Judgment restraining or enjoining the transactions contemplated by this Agreement, and such Judgment becomes final and non-appealable.
Section 7.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Agreement, this Agreement will forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article 7; and
(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE 8
MISCELLANEOUS

Section 8.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. Buyer’s Affiliates include Armistice Capital, LLC, Armistice Master Fund Ltd., and their respective officers, directors, and employees.
“Agreement” is defined in the preamble.
“Ancillary Agreements” means the Conveyance Agreement, the Agreement, and the Janssen Consent.
“Apollo” is defined in the recitals.
“Apollo Agreement” is defined in the recitals.
“Apollo Milestone Payment” is defined in the recitals.

“Apollo Payment Rights” is defined in Section 1.1(b).
“Apollo Royalty Payment” is defined in the recitals.
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Delaware are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Cap” is defined in Section 6.3(a).
“Closing” means the closing of the sale, transfer, assignment and conveyance of the Payment Rights hereunder in accordance with Section 1.1 hereof.
“Closing Date” means the date on which the Closing occurs.
“Conveyance Agreement” is defined in Section 2.3(d).
“Fraud” means actual fraud with the intent to deceive under Delaware common law (and not equitable fraud, negligent misrepresentation or omission or any fraud based on recklessness or negligence) with respect to any representation or warranty set forth in this Agreement.
“Governmental Entity” means any United States or foreign federal, state, local or municipal (i) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, authority, instrumentality or court or other tribunal) or (ii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, or power of any nature, including any arbitral tribunal.
“Janssen” is defined in the recitals.
“Janssen Agreement” is defined in the recitals.
“Janssen Consent” is defined in Section 2.3(e).
“Janssen Milestone Payment” is defined in the recitals.
“Janssen Payment Rights” is defined in Section 1.1(a).
“Judgment” means any judgment, order, writ, ruling, assessment, injunction, citation, award or decree of any nature.
“Knowledge of the Seller,” means the actual knowledge of Garry Neil, M.D., and Chris Sullivan.
“Lien” means any mortgage, lien, title defect, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” and “Losses” means losses, liabilities, expenses (including reasonable attorneys’ fees and expenses) and damages, but excluding punitive, special, indirect, exemplary and consequential damages, lost profits, “diminution in value” and any damages based on any type of “multiple of earnings,” “multiple of cash flow” or other similar valuation methodology.
“Payment Rights” is defined in Section 1.1(b).
“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable or (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Products” is defined in Section 3.1(n).
“Purchase Price” is defined in Section 1.2.
“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Seller” is defined in the preamble.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Existence; Good Standing), Section 3.1(b) (Authorization), Section 3.1(c) (Enforceability); Section 3.1(k) (No Liens or Assignments by Seller; Title); and Section 3.1(o) (Brokers’ Fees).
“UCC” means the Delaware Uniform Commercial Code, as amended (6 Del. C. §1-101).
Section 8.2    Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)    “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and will be deemed to be followed by the words “without limitation;”
(b)    “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”
(c)    “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)    references to a Person are also to its permitted successors and assigns;
(e)    definitions are applicable to the singular as well as the plural forms of such terms;
(f)    unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement;

(g)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;
(h)    references to an agreement or other document include references to any annexes, exhibits and schedules attached thereto excluding any amendments, restatements, reformations, supplements or other modifications after the date hereof; and
(i)    references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section 8.3    Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits are for convenience only, do not constitute a part of this Agreement and do not control or affect, in any way, the meaning or interpretation of this Agreement.
Section 8.4    Notices. All notices and other communications under this Agreement must be in writing and must be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 8.4:
If to the Seller, to it at:

Avalo Therapeutics, Inc.
540 Gaither Road, Suite 400
Rockville, MD 20850
Attn: Garry Neil, M.D.
Telephone: 410-522-8707
Email:

with a copy to (which shall not constitute notice):

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attn: David Creekman; Andrew Gibbons
Telephone: (919) 781-4000
Email:

If to the Buyer, to it at:

ES Therapeutics, LLC
251 Little Falls Drive
Wilmington, DE 19808
Attn: Steven Boyd
Telephone:
Email:

All notices and communications under this Agreement will be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 8.5    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby will be paid by the party hereto incurring such fees, costs and expenses.
Section 8.6    Assignment. This Agreement is binding upon, inures to the benefit of and is enforceable by, the parties hereto and their respective permitted successors and assigns.
Section 8.7    Amendment and Waiver.
(a)    This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.
(b)    No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto will be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 8.8    Entire Agreement. This Agreement, the Ancillary Agreements, and the Exhibits annexed hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 8.9    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
Section 8.10    Governing Law. This Agreement is governed by, and must be construed in accordance with, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 8.11    JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY DELAWARE STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW CASTLE COUNTY, DELAWARE, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH DELAWARE STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH DELAWARE STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 8.4 HEREOF.
(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY DELAWARE STATE OR FEDERAL COURT. EACH OF THE BUYER AND SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.12    Severability. If any term or provision of this Agreement for any reason is held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement will nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 8.13    Specific Performance. Each of the parties acknowledges and agrees that the other party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.14    Counterparts. This Agreement may be executed either by manual signature or a facsimile or other electronic version of a manual signature in any number of counterparts and may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each such counterpart considered an original and, when taken together, all counterparts shall be deemed one document.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

BUYER:
ES THERAPEUTICS, LLC
By:	/s/ Steven Boyd
Name:	Steven Boyd
Its:	Managing Member

[SIGNATURE PAGE TO THE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:
AVALO THERAPEUTICS, INC.
By:	/s/ Garry Neil, M.D.
Name:	Garry Neil, M.D.
Its:	Chief Executive Officer
[SIGNATURE PAGE TO THE PURCHASE AGREEMENT]

Exhibit A
FORM OF CONVEYANCE AGREEMENT

Exhibit A